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FOR IMMEDIATE DISTRIBUTION

CONTACT:  Corporate Communications
          404-715-2554

                DELTA AIR LINES ANNOUNCES FINANCIAL INFORMATION

ATLANTA, Nov. 12, 2003 -- Delta Air Lines (NYSE: DAL) today reported certain financial information. The key points are, Delta:

- Will record at Dec. 31, 2003 a non-cash adjustment reducing equity which is related to its defined benefit pension plans.

- Will record during the December 2003 quarter a non-cash charge related to its defined benefit pension plan for pilots.

- Suspended the payment of dividends on its Series B ESOP Convertible Preferred Stock.

- Changed the form of payment Delta will use to redeem shares of Series B ESOP Convertible Preferred Stock when redemptions are required under the Delta Family-Care Savings Plan, a broad-based employee benefit plan.

-        Is updating its projected GAAP net loss for the December 2003 quarter.

         The non-cash charges announced today do not adversely affect the current funding requirements of Delta's defined benefit pension plans (Pension Plans). Delta has paid its funding obligations for the Pension Plans for 2003. As previously reported, Delta estimates that its funding obligations under the Pension Plans will be between $350 million and $450 million for 2004. The Pension Plans meet all funding requirements, and Delta intends to continue to fund the Pension Plans as required by law.

         Payment of dividends on the Series B ESOP Convertible Preferred Stock (ESOP Preferred Stock) will be suspended effective Dec. 28, 2003.(1) Although the dividend is being suspended, participants in the Delta Family-Care Savings Plan (Savings Plan) will still receive all accrued and unpaid dividends on their ESOP Preferred Stock when that stock is redeemed (i.e., when Savings Plan participants terminate employment with Delta or make annual diversification elections) or the dividend is reinstated. Delta expects the suspension of the dividend will have a minimal impact on individual Savings Plan accounts.(2) The actions announced today will not otherwise negatively impact Delta's contributions to or the operation of the Savings Plan.

         Additional information about each of these matters is set forth below.


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Adjustment to Equity

         Similar to the charge recorded last year, at Dec. 31, 2003, Delta will record a non-cash charge to equity relating to its Pension Plans.(3) Delta estimates this non-cash charge will be approximately $700 million, net of tax. It will affect Delta's balance sheet at Dec. 31, 2003, but will not impact its results of operations for the December 2003 quarter. The actual charge to equity may differ materially from Delta's estimate because Delta has not yet finally determined its accumulated benefit obligations under the Pension Plans as of Sept. 30, 2003.

Charge Related to Pilot Pension Plan

         During the December 2003 quarter, Delta will record a non-cash charge related to its defined benefit pension plan for pilots.(4) Delta estimates this non-cash charge will be approximately $140 million, net of tax. As a result of the significant increase in pilot retirements, Delta is required to accelerate recognition of previously unrecognized actuarial losses which were scheduled to be recorded in future periods.(5) This charge will impact Delta's results of operations for the December 2003 quarter. The actual charge may differ materially from Delta's estimate because Delta has not yet finally determined its projected benefit obligation under the pilot pension plan as of Sept. 30, 2003.

Suspension of Dividends on Series B ESOP Convertible Preferred Stock

         To comply with Delaware law, Delta's Board of Directors suspended indefinitely the payment of dividends on the ESOP Preferred Stock. Delaware law limits a company's ability to pay dividends in certain circumstances.(6)

         The Savings Plan is a broad-based plan that allows eligible employees to contribute a portion of their pay to various investment funds. Delta also makes contributions to the Savings Plan. All shares of ESOP Preferred Stock are held by Fidelity Management Trust Company in its capacity as trustee for the Savings Plan. At Oct. 31, 2003, the total value of the Savings Plan's assets was $4.3 billion, approximately 15 percent of which consisted of ESOP Preferred Stock and Delta common stock.(7)

         A holder of ESOP Preferred Stock is entitled to receive, as and if declared by the Board of Directors, a per share cash dividend of $4.32 per year. Unpaid dividends will accrue without interest until paid. The terms of the ESOP Preferred Stock prohibit Delta from paying any dividend on, or redeeming or purchasing, its common stock until all accrued dividends on the ESOP Preferred Stock have been paid.

         At Oct. 31, 2003, approximately 5.9 million shares of ESOP Preferred Stock were held by the Savings Plan. About 3.7 million shares of ESOP Preferred Stock are currently allocated to the accounts of Savings Plan participants; the remainder of the shares is available for allocation in the future.


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Redemption of Series B ESOP Convertible Preferred Stock

         To comply with Delaware law,(8) Delta's Board of Directors changed the form of payment Delta will use to redeem shares of ESOP Preferred Stock when redemptions are required under the Savings Plan. For the indefinite future, Delta will redeem the ESOP Preferred Stock with shares of Delta common stock rather than cash. The change in the form of payment that Delta uses to redeem ESOP Preferred Stock should not impact Savings Plan participants. Participants may continue to elect to receive the value of their account in cash or Delta common stock.

         Each share of ESOP Preferred Stock is redeemable at $72.00 plus accrued and unpaid dividends. The terms of the ESOP Preferred Stock permit Delta to pay the redemption price in cash or shares of Delta common stock. Delta is generally required to redeem shares of ESOP Preferred Stock (1) to provide for distributions of the accounts of Savings Plan participants who terminate employment with Delta; and (2) to implement annual diversification elections by Savings Plan participants who are at least age 55 and have participated in the Savings Plan for at least ten years.

         An average of approximately 20,000 shares of ESOP Preferred Stock is currently redeemed each month under the Savings Plan, for an average aggregate monthly redemption price of $1.4 million plus accrued and unpaid dividends. At this rate, and assuming a Delta common stock price of $12 per share, Delta estimates that it will issue approximately 3.5 million shares of its common stock over the next two years to redeem ESOP Preferred Stock. The actual number of shares of Delta common stock issued may differ materially from this estimate because the actual number of shares issued will depend on various factors.(9)

         At Oct. 31, 2003, 123.5 million shares of Delta common stock were outstanding.

December 2003 Quarter Estimated Net Loss

         On Oct. 14, Delta announced its estimated net loss for the December 2003 quarter would be between $225 million and $275 million under generally accepted accounting principles (GAAP). This included the previously announced $26 million charge, net of tax, related to Delta's agreement to sell 11 Boeing 737-800 aircraft. As a result of the estimated non-cash charge of $140 million, net of tax, discussed in this press release, Delta now expects to report a net loss of approximately $365 million to $415 million for the December 2003 quarter under GAAP.


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                                                                   1103/431-DUK
                                                                   Pension Plan
ENDNOTES

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(1)      During 2002, Delta paid $26.4 million in dividends on the ESOP
         Preferred Stock.

(2) Delta estimates the impact of the dividend suspension in the first year would be two tenths of one percent of the $72 stated value of each share of ESOP Preferred Stock held in a participant's account.


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(3)      Delta will record this additional minimum pension liability charge to equity in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."

(4) Delta will record this settlement charge in accordance with Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

(5) This non-cash charge relates to the retirement of approximately 620 pilots during the year ended Sept. 30, 2003. In contrast, an average of approximately 290 pilots retired annually between calendar years 2000 and 2002.

(6) Delaware law generally prohibits a company from paying dividends on its stock, or redeeming or purchasing its stock for cash or other property, unless the company has sufficient "surplus." "Surplus" generally is defined as the excess of a company's net assets over the aggregate par value of its issued stock. Due to the effect of its estimated net loss for the December 2003 quarter and the charge to equity discussed in this press release, Delta believes it will have negative equity of approximately $600 million at Dec. 31, 2003.

(7) The Savings Plan is distinct from Delta's defined benefit pension plans. At Oct. 31, 2003, the total assets of Delta's defined benefit pension plans were approximately $7 billion. The defined benefit plans do not own any Delta stock.

(8) Endnote 6 to this press release summarizes the applicable limitation under Delaware law.

(9) These factors include the duration of the period during which Delta may not redeem ESOP Preferred Stock for cash under Delaware law; the fair market value of Delta common stock when ESOP Preferred Stock is redeemed; and the number of shares of ESOP Preferred Stock redeemed by Savings Plan participants who terminate their employment with Delta or elect to diversify their Savings Plan accounts.

         Statements in this news release that are not historical facts, including statements regarding Delta's beliefs, expectations, intentions or strategies, may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the beliefs, expectations, intentions and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks, military conflicts, the state of the domestic and international economy, demand for air travel, the availability and cost of aircraft fuel, competitive factors in the airline industry and the outcome of negotiations on collective bargaining agreements and other labor issues. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta's Securities and Exchange Commission filings, including its Form 10-K for the year ended Dec. 31, 2002 and Pre-Effective Amendment No. 1 to its Registration Statement on Form S-3 filed with the Commission on Oct. 14, 2003. Caution should be taken not to place undue reliance on Delta's forward-looking statements, which represent Delta's views only as of Nov. 12, 2003, and which Delta has no current intention to update.


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